UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TELIGENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Teligent, Inc.

105 Lincoln Avenue

Buena, NJ 08310

(856) 697-1441

September , 2020

To the Stockholders of Teligent, Inc.:

You are cordially invited to attend a Special Meeting of Stockholders of Teligent, Inc. (the “Company”), to be held at 10:00 a.m. Eastern Time on October 22, 2020 and any postponements or adjournments thereof (the “Special Meeting”). Due to the public health impact of the coronavirus outbreak (“COVID-19”) and to support the health and well-being of our stockholders, this special meeting will be held in a virtual meeting format only. You will be able to attend the Special Meeting virtually and vote and submit questions for the Special Meeting by visiting www.virtualshareholdermeeting.com/TLGT2020SM.

Details regarding the Special Meeting, the business to be conducted at the Special Meeting, and information about the Company that you should consider when you vote your shares are described in the enclosed Notice of Special Meeting of Stockholders and proxy statement.

The purpose of the Special Meeting is to ask stockholders to approve removing a restriction on the number of shares a holder or group of holders of the Company’s 9.5% Series C Senior Secured Convertible Notes due 2023 (the “New 2023 Notes”) may own at any one time. Nasdaq Marketplace Rule 5635(b) requires that any issuance of shares that would result in a change of control of a Nasdaq-listed company be approved by the company’s stockholders (the “Nasdaq Change of Control Rule”). The Nasdaq Change of Control Rule does not specifically define when a change in control may be deemed to occur, however, Nasdaq suggests in its guidance that a change of control would occur, subject to certain limited exceptions, if after a transaction a person or entity will hold 20% or more of a company’s then outstanding capital stock, and that person would then hold the largest ownership position in the company. Because the Company was in immediate need of the liquidity from the sale of the New 2023 Notes, the Company and the Series C investors agreed to limit conversion of the New 2023 Notes so that no holder or group of related holders of the New 2023 Notes would own shares of the Company’s common stock exceeding the greater of (x) 19.99% of the number of shares of the Company’s common stock presently outstanding, and (y) that percentage of the number of shares of common stock outstanding as held by the then largest holder of shares of common stock (the “Ownership Restriction”).

In return, the Company agreed to seek stockholder approval to remove the Ownership Restriction as soon as practicable after the closing of the transaction and agreed that if it was not able to secure stockholder approval to remove the Ownership Restriction (thereby allowing full conversion of the New 2023 Notes) by October 31, 2020, the investors would have the option to increase the amount of interest payable on the New 2023 Notes substantially, from 9.5% to 18%. Accordingly, at the Special Meeting, we will ask stockholders to (i) approve eliminating the Ownership Restriction (the “Nasdaq Change of Control Proposal”), and (ii) approve one or more adjournments of the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of the Nasdaq Change of Control Proposal to approve the proposal or to constitute a quorum.

The Board recommends the approval of the Nasdaq Change of Control Proposal and adjournments of the Special Meeting for several reasons. First, if the Ownership Restriction is not removed, the holders of the New 2023 Notes can unilaterally elect to have the interest rate on the New 2023 Notes increase from 9.5% to 18% which would add to the Company’s already significant indebtedness. Second, it is in the Company’s and its stockholders’ interest to have the New 2023 Notes convertible into shares of the Company’s common stock without restriction because conversion into common stock will reduce the Company’s significant amount of indebtedness and interest expense. In fact, the Company can force conversion of the New 2023 Notes into shares of common stock and thereby reduce its indebtedness if the Company’s per-share stock price exceeds the conversion price of the New 2023 Notes by 100% for a period of time after January 1, 2022 (subject to reduction to 75% and 50% beginning July 1, 2022 and January 1, 2023, respectively). Having that right to force conversion without restriction is in the best interest of the Company and its stockholders. Finally, if we are limited in our ability to issue shares upon conversion of the New 2023 Notes, we will have less flexibility in satisfying our obligations under the New 2023 Notes and the Indenture, and we might be required to pay cash upon the conversion of such New 2023 Notes.

We hope you will be able to attend the Special Meeting. Whether or not you plan to attend the Special Meeting, it is important that you cast your vote either in person (virtually) or by proxy. You may submit your voting instructions over the Internet as well as by telephone or by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to submit your voting instructions by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

If you have any questions or need assistance in voting your shares of our common stock, please contact our proxy solicitor, MacKenzie Partners, Inc., via telephone toll-free at (800) 322-2885 or (212) 929-5500 (call collect) or via email at proxy@mackenziepartners.com.

Thank you for your ongoing support and continued interest in Teligent, Inc. We look forward to your participation at the Special Meeting.

Sincerely,

/s/ Timothy B. Sawyer
Timothy B. Sawyer
President and Chief Executive Officer

Teligent, Inc.

105 Lincoln Avenue

Buena, NJ 08310

(856) 697-1441

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 22, 2020

Due to the public health impact of the coronavirus outbreak (“COVID-19”) and to support the health and well-being of our stockholders, this special meeting will be held in a virtual meeting format only on October 22, 2020 at 10:00 a.m. Eastern Time. You can virtually attend the live webcast of the special meeting at wwww.virtualshareholdermeeting.com/TLGT2020SM. For more information, see “Important Information About the Special Meeting and Voting – How Do I Vote?” below.

The purposes of the special meeting are:

1.	To approve, as required by Nasdaq Marketplace Rule 5635(b) (the “Nasdaq Change of Control Rule”) and the Indenture governing the 9.5% Series C Senior Secured Convertible Notes due 2023 (the “New 2023 Notes”), the issuance to any holder or group of related holders of the New 2023 Notes of shares of the Company’s common stock under the New 2023 Notes exceeding the greater of (x) 19.99% of the number of shares of common stock outstanding, and (y) that percentage of the number of shares of common stock outstanding as held by the then largest holder of shares of common stock, all as contemplated by the Indenture (the “Nasdaq Change of Control Proposal”); and

2.	To approve one or more adjournments of the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal 1 to approve such proposal or if there is not a quorum.

These items of business are more fully described in the proxy statement accompanying this Notice. The Board of Directors of Teligent, Inc. is not aware of any other business to come before the Special Meeting of Stockholders or of any adjournment or postponement thereof (the “Special Meeting”).

Access to the Audio Webcast of the Special Meeting. The live audio webcast of the Special Meeting will begin promptly at 10:00 a.m. Eastern Time. Online access to the audio webcast will open 15 minutes prior to the start of the Special Meeting to allow time for you to log-in and test your device’s audio system. We encourage you to access the meeting in advance of the designated start time.

Log-in Instructions. To be admitted to the virtual Special Meeting, you will need to log-in to www.virtualshareholdermeeting.com/TLGT2020SM using the 16-digit control number found on the enclosed proxy card or voting instruction form.

Technical Assistance. Beginning 15 minutes prior to, and during, the Special Meeting, we will have support available to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulty accessing, or during, the virtual meeting, please call the support team at 1.800.586.1548 (toll-free in the United States) or +1.303.562.9288 (for international participants).

Voting Prior to or at the Special Meeting. An online portal is available to stockholders at www.proxyvote.com where you can view and download our proxy materials and vote your shares in advance of the Special Meeting. You may vote your shares during the Special Meeting (up until the closing of the polls) by following the instructions available at www.virtualshareholdermeeting.com/TLGT2020SM during the meeting. However, shares may also be voted via the enclosed proxy card or pursuant to the instructions for submitting your proxy via the Internet or telephone that were included in the proxy materials.

Whether or not you plan to attend the Special Meeting, we urge you to vote and submit your proxy in advance of the meeting using one of the methods described in the proxy materials.

You may vote if you were the record owner of Teligent, Inc. common stock at the close of business on September 4, 2020, the record date for notice and voting at the Special Meeting. A list of stockholders of record will be available at the Special Meeting and during the 10 days prior to the Special Meeting (i) at our principal executive office, which is located at 105 Lincoln Avenue, Buena, New Jersey 08310 and (ii) during the meeting at www.virtualshareholdermeeting.com/TLGT2020SM.

All stockholders are cordially invited to attend the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum and the approval of the proposals. You may change or revoke your proxy at any time before it is voted at the meeting.

By order of the Board of Directors,

/s/ Philip K. Yachmetz
Philip K. Yachmetz
Chief Legal Officer and Corporate Secretary

Buena, New Jersey

September , 2020

September , 2020

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 22, 2020

This proxy statement, along with the accompanying Notice of Special Meeting of Stockholders, contains information about the Special Meeting of Stockholders of Teligent, Inc., including any adjournments or postponements thereof (the “Special Meeting”). We are holding the Special Meeting at 10:00 a.m. Eastern Time, on September 22, 2020. The Special Meeting will be a completely virtual meeting, which will be conducted via live webcast.

In this proxy statement, we refer to Teligent, Inc. as “Teligent,” “the Company,” “we” and “us.”

This proxy statement relates to the solicitation of proxies by our Board of Directors (the “Board”) for use at the Special Meeting.

We anticipate that on or about September 8, 2020, we will begin sending this proxy statement, the Notice of Special Meeting of Stockholders and the form of proxy enclosed to all stockholders entitled to vote at the Special Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON OCTOBER 22, 2020

This proxy statement for the Special Meeting of Stockholders is available for viewing, printing and downloading at www.proxyvote.com. To view these materials, please have your 16-digit control number(s) available that appears on your Notice or proxy card. On this website, you can also elect to receive future distributions of our proxy statements to stockholders by electronic delivery.

IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

The Board is soliciting your proxy to vote at the Special Meeting to be held on October 22, 2020, at 10:00 a.m. Eastern Time and any adjournments or postponements of the Special Meeting. Due to the public health impact of the coronavirus outbreak (“COVID-19”) and to support the health and well-being of our stockholders, this Special Meeting will be held in a virtual meeting format only. You will be able to attend the Special Meeting virtually and vote and submit questions for the Special Meeting by visiting www.virtualshareholdermeeting.com/TLGT2020SM. The proxy statement, along with the accompanying Notice of Special Meeting of Stockholders, summarizes the purposes of the Special Meeting and the information you need to know to vote at the Special Meeting. You are invited to attend the Special Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Special Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card in the enclosed envelope, or follow the instructions below to submit your proxy by facsimile or email.

This proxy statement, the Notice of Special Meeting of Stockholders and the proxy card are first being mailed or made available to stockholders on or about September 8, 2020. You are receiving these proxy materials because you owned shares of Teligent common stock on the record date.

What am I voting on?

There are two (2) Proposals scheduled for a vote at the Special Meeting:

Proposal 1:	To approve, as required by the Nasdaq Change of Control Rule and the Indenture governing the New 2023 Notes, the issuance to any holder or group of related holders of the New 2023 Notes of shares of the Company’s common stock under the New 2023 Notes exceeding the greater of (x) 19.99% of the number of shares of common stock outstanding, and (y) that percentage of the number of shares of common stock outstanding as held by the then largest holder of shares of common stock, all as contemplated by the Indenture.

Proposal 2:	To approve one or more adjournments of the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal 1 to approve such proposal or if there is not a quorum.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on September 4, 2020 are entitled to vote at the Special Meeting. On this record date, there were __________ shares of our common stock outstanding and entitled to vote. Our common stock is our only class of capital stock outstanding.

You do not need to attend the Special Meeting to vote your shares. Shares represented by valid proxies, received in time for the Special Meeting and not revoked prior to the Special Meeting, will be voted at the Special Meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

Whether or not you plan to attend the Special Meeting, we urge you to submit your voting instructions by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the Internet or telephone. You may specify whether your shares should be voted for, against or abstain with respect to (i) the proposal to approve, as required by the Nasdaq Change of Control Rule and the Indenture governing the New 2023 Notes, the issuance to any holder or group of related holders of the New 2023 Notes of shares of the Company’s common stock under the New 2023 Notes exceeding the greater of (x) 19.99% of the number of shares of common stock outstanding, and (y) that percentage of the number of shares of common stock outstanding as held by the then largest holder of shares of common stock, all as contemplated by the Indenture (Proposal 1); and (ii) one or more adjournments of the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal 1 to approve the proposal or if there is not a quorum (Proposal 2).

If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the Special Meeting. If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer and Trust Company, or you have stock certificates registered in your name, you may vote:

•	By the Internet or by telephone. Follow the instructions included in the proxy card to submit your voting instructions over the Internet or by telephone.

•	By mail. If you received a proxy card by mail, you can have your shares voted by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations as noted below.

•	During the Special Meeting. If you attend the Special Meeting by visiting www.virtualshareholdermeeting.com/TLGT2020SM, you may vote and submit questions during the Special Meeting (have your Notice or proxy card in hand when you visit the website).

You may submit a proxy by the Internet or by telephone if you are a stockholder of record 24 hours a day until 11:59 p.m. Eastern Time on October 21, 2020.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Stockholders owning shares through certain banks and brokers may also submit voting instructions by the Internet or telephone. If your shares are not registered in your own name and you plan to vote your shares in person (virtually) at the Special Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Special Meeting in order to vote.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board recommends that you vote (i) “FOR” the approval, as required by the Nasdaq Change of Control Rule and the Indenture governing the New 2023 Notes, the issuance to any holder or group of related holders of the New 2023 Notes of shares of the Company’s common stock under the New 2023 Notes exceeding the greater of (x) 19.99% of the number of shares of common stock outstanding, and (y) that percentage of the number of shares of common stock outstanding as held by the then largest holder of shares of common stock, all as contemplated by the Indenture; and (ii) “FOR” one or more adjournments of the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal 1 to approve such proposal or if there is not a quorum.

The Board is not aware of any other business to come before the Special Meeting.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the Special Meeting. You may change or revoke your proxy in any one of the following ways:

•	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

•	by submitting your proxy by the Internet or by telephone as instructed above;

•	by notifying the Chief Legal Officer and Corporate Secretary of Teligent in writing before the Special Meeting that you have revoked your proxy; or

•	by attending the Special Meeting in person (virtually) and voting in person (virtually). Attending the Special Meeting in person (virtually) will not in and of itself revoke a previously submitted proxy. You must specifically request at the Special Meeting that it be revoked.

Your most current vote, whether by the Internet, telephone or proxy card, is the one that will be counted.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Submit a Proxy or Vote in Person (Virtually)?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not submit a proxy or vote in person (virtually) as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares with respect to “routine” matters.  Approval of one or more adjournments of the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal 1 to approve the proposal or if there is not a quorum (Proposal 2) are considered routine matters. Therefore, even if your bank, broker or other nominee that holds your shares does not receive voting instructions from you, such bank, broker or other nominee is entitled (but not required) to vote your shares on this proposal. To ensure your shares will be voted at the Special Meeting in the manner that you desire, we encourage you to provide voting instructions to your bank, broker or other nominee. Approval, as required by the Nasdaq Change of Control Rule and the Indenture governing the New 2023 Notes, of the issuance to any holder or group of related holders of the New 2023 Notes of shares of the Company’s common stock under the New 2023 Notes exceeding the greater of (x) 19.99% of the number of shares of common stock outstanding, and (y) that percentage of the number of shares of common stock outstanding as held by the then largest holder of shares of common stock, all as contemplated by the Indenture (Proposal 1), is considered a non-routine matter. A bank, broker or other nominee that holds your shares cannot vote without instruction on Proposal 1. As a result, there may be broker non-votes on Proposal 1, and such broker non-votes will have no effect on the voting results with respect to this Proposal.

What Vote is Required to Approve the Proposals and How are Votes Counted?

For Proposal 1 to be approved, a majority of the votes cast must be voted “FOR” such proposal. Abstentions will have no effect on Proposal 1. For Proposal 2 to be approved, a majority of the votes cast must be voted “FOR such proposal unless there is not a quorum at the Special Meeting, in which case, Proposal 2 must be approved by the holders of a majority of the voting power represented by the shares present, in person (virtually) or by proxy, at the Special Meeting. If a quorum is present at the Special Meeting, abstentions will have no effect on Proposal 2. If a quorum is not present at the Special Meeting, abstentions will have the same effect as a vote against Proposal 2.

Under Delaware law, there are no rights of appraisal with respect to the matters to be acted upon at the Special Meeting.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspectors of Election examine these documents. Management will not know how you voted on the proposals unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or that you otherwise provide.

Where Can I Find the Voting Results of the Special Meeting?

The preliminary voting results will be announced at the Special Meeting, and we will publish preliminary, or final results, if available, in a Current Report on Form 8-K within four business days of the Special Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Should I Do if I have Questions About the Special Meeting?

If you have any questions about the Special Meeting or the proposals being voted at the Special Meeting or would like to obtain assistance with voting virtually, please contact our proxy solicitor, MacKenzie Partners, Inc., via telephone toll-free at (800) 322-2885 or (212) 929-5500 (call collect) or via email at proxy@mackenziepartners.com.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. The Company has engaged MacKenzie Partners, Inc., a proxy solicitation firm, to assist in the solicitation. The proxy solicitor will mail the proxy statement, Notice of Special Meeting of Stockholders and all materials relating to the Special Meeting to the Company’s stockholders, and will solicit votes of stockholders. The estimated fees anticipated to be paid to MacKenzie Partners, Inc. are approximately $12,500 and those costs will be borne by the Company (in addition to the Company’s paying the cost of mailing proxy materials). Our employees and directors may also solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their reasonable out-of-pocket costs.

What Constitutes a Quorum for the Special Meeting?

The presence, in person (virtually) or by proxy, of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Votes of stockholders of record who are present at the Special Meeting in person (virtually) or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Why Are You Holding a Virtual Special Meeting?

Due to the public health impact of COVID-19 and to support the health and well-being of our stockholders, this Special Meeting will be held in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows stockholders to communicate with us during the Special Meeting so they can ask questions of our board of directors or management relevant to the purpose of the Special Meeting.

Attending the Special Meeting

 The Special Meeting will convene at 10:00 a.m. Eastern Time on Thursday, October 22, 2020. In order to participate in the Special Meeting live via the Internet, you must register at www.virtualshareholdermeeting.com/TLGT2020SM beginning at 9:45 a.m. Eastern Time on October 22, 2020. You need not attend the Special Meeting in order to vote. See “How Do I Vote?” above for more information.

Householding of Annual Disclosure Documents

The rules of the Securities and Exchange Commission (the “SEC”) concerning the delivery of proxy statements and annual reports allow us or your broker to send a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our notices of stockholder meetings, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single set of proxy materials, but you would prefer to receive your own copy in the future, please contact Broadridge Financial Solutions, Inc., by calling their toll free number, 1-866-540-7095.

If you do not wish to participate in “householding” and would like to receive your own set of Teligent’s proxy materials in the future, follow the instructions described below. Conversely, if you share an address with another Teligent stockholder and together both of you would like to receive only a single set of proxy materials, follow these instructions:

•	If your Teligent shares are registered in your own name, please contact Broadridge Financial Solutions, Inc., and inform them of your request by calling them at 1-866-540-7095 or writing them at 51 Mercedes Way, Edgewood, New York 11717.

•	If a broker or other nominee holds your Teligent shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail.

You can choose this option and save the Company the cost of producing and mailing these documents by:

•	following the instructions provided on your proxy card;

•	following the instructions provided when you submit our proxy over the Internet; or

•	going to www.proxyvote.com and following the instructions provided.

PROPOSAL 1

APPROVAL OF THE NASDAQ CHANGE OF CONTROL PROPOSAL

The Proposal

The stockholders of the Company are being asked to approve, as required by the Nasdaq Change of Control Rule (Nasdaq Marketplace Rule 5635(b)) and the Indenture governing the New 2023 Notes, the issuance to any holder or group of related holders of the New 2023 Notes of shares of the Company’s common stock under the New 2023 Notes exceeding the greater of (x) 19.99% of the number of shares of common stock outstanding, and (y) that percentage of the number of shares of common stock outstanding as held by the then largest holder of shares of common stock, all as contemplated by the Indenture.

Background

On July 20, 2020, the Company completed the issuance and sale of $13.8 million aggregate principal amount of 9.5% Series C Senior Secured Convertible Notes due 2023 (the “New 2023 Notes”) pursuant to a Note Purchase Agreement (the “Purchase Agreement”), dated July 20, 2020, between the Company and each purchaser of New 2023 Notes (the “Purchasers”). After taking into account original issue discount and other fees payable to the Purchasers (including fees payable in the form of additional New 2023 Notes), the Company received net cash proceeds of approximately $10.0 million, which the Company is using for general corporate purposes.

The Company also issued approximately $32.3 million in aggregate principal amount of New 2023 Notes in exchange for approximately $35.9 million in aggregate principal amount, plus accrued but unpaid interest thereon, of the Company’s outstanding 7.0% Cash / 8.0% PIK Series B Senior Unsecured Convertible Notes due 2023 (the “Series B Convertible Notes”), giving effect to a 10% discount on the principal amount of Series B Convertible Notes so exchanged, pursuant to an Exchange Agreement (the “Series B Exchange Agreement”), dated July 20, 2020, between the Company and the holders of Series B Convertible Notes party thereto (each, a “Series B Exchanging Noteholder”).

In addition, the Company issued approximately $3.7 million in aggregate principal amount of New 2023 Notes in exchange for approximately $8.2 million in aggregate principal amount, plus accrued but unpaid interest thereon, of the Company’s outstanding 4.75% Convertible Senior Notes due 2023 (the “Series A Convertible Notes”), giving effect to a 55% discount on the principal amount of Series A Convertible Notes so exchanged, pursuant to an Exchange Agreement (the “Series A Exchange Agreement” and, together with the Series B Exchange Agreement, the “Exchange Agreements”), dated July 20, 2020, between the Company and the holders of Series A Convertible Notes party thereto (the “Series A Exchanging Noteholders” and, together with the Series B Exchanging Noteholders, the “Exchanging Noteholders”).

The New 2023 Notes were issued pursuant to an indenture (the “Indenture”), dated as of July 20, 2020, among the Company, the subsidiary guarantors named therein and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”).

Interest on the New 2023 Notes accrues at the rate of 9.5% per annum and is payable in kind and capitalized with principal semiannually in arrears on March 1 and September 1 of each year, beginning on September 1, 2020. The New 2023 Notes will mature on March 30, 2023, unless earlier converted or repurchased. The New 2023 Notes are subordinate to the indebtedness under the Senior Credit Facilities (as defined below).

Holders of the New 2023 Notes (the “Noteholders”) are entitled to convert principal and accrued, unpaid interest on the Notes into, at the Company’s election, cash, shares of the Company’s common stock (the “Common Stock”), or a combination thereof, subject to certain limitations. The New 2023 Notes are convertible at an initial conversion price per share of Common Stock equal to $2.78, subject to adjustment under certain circumstances. The New 2023 Notes are not redeemable by the Company, but the Company has the right to force conversion of the New 2023 Notes if the Company’s per-share stock price exceeds the conversion price of the New 2023 Notes by 100% for a period of time after January 1, 2022, by 75% for a period of time after July 1, 2022, and by 50% for a period of time after January 1, 2023.

Reasons for the Proposal

As a result of being listed for trading on the Nasdaq Global Select Market, issuances of the Company’s common stock are subject to the Nasdaq Stock Market Rules, including the Nasdaq Change of Control Rule. The Nasdaq Change of Control Rule requires stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the Company. The Nasdaq Change of Control Rule does not specifically define when a change in control of an issuer may be deemed to occur, however, Nasdaq suggests in its guidance that a change of control would occur, subject to certain limited exceptions, if after a transaction a person or entity will hold 20% or more of an issuer’s then outstanding capital stock, and this person would then hold the largest ownership position of an issuer. If this Proposal 1 is approved at the Special Meeting, the Nasdaq Change of Control Rule will be satisfied.

Under the terms of the Indenture, the Company is not permitted to effect any conversion of New 2023 Notes at any time prior to the date of the Special Meeting. Thereafter, the Company is not permitted to effect any conversion of New 2023 Notes in the event that such conversion would cause the holder of such converting New 2023 Notes, together with certain of its affiliates and related parties, to own more than the Restricted Ownership Percentage (as defined in the Indenture). For each holder of New 2023 Notes, the Restricted Ownership Percentage is initially 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of our common stock issuable upon conversion of New 2023 Notes held by such holder. While each holder of New 2023 Notes can voluntarily increase its Restricted Ownership Percentage in accordance with the terms of the Indenture, no holder can increase its Restricted Ownership Percentage to an amount exceeding the greater of (x) 19.99% of the number of shares of common stock outstanding, and (y) that percentage of the number of shares of common stock outstanding as held by the then largest holder of shares of common stock, unless and until the Company’s stockholders approve this Proposal 1. Finally, even if this Proposal 1 is approved at the Special Meeting, the Indenture provides that in no event can a holder of New 2023 Notes increase its Restricted Ownership Percentage to an amount in excess of 49.9% of the number of shares of common stock outstanding.

Pursuant to the Indenture, the Company has agreed to use its commercially reasonable best efforts to obtain such stockholder approval of this Proposal 1 at the Special Meeting, and in the event that the Company has not obtained such stockholder approval at an annual or special meeting of its stockholders or before October 31, 2020, holders of a majority in aggregate principal amount of outstanding New 2023 Notes may elect to increase the interest rate payable on the New 2023 Notes to 18.0% per annum until such stockholder approval is obtained, which will continue to be paid in kind in the form of additional principal with respect to any applicable period in which the increased interest rate remains in effect.

The Board recommends the approval of the Nasdaq Change of Control Proposal and adjournments of the Special Meeting for several reasons. First, if the Ownership Restriction is not removed, the holders of the New 2023 Notes can unilaterally elect to have the interest rate on the New 2023 Notes increase from 9.5% to 18.0% which would add to the Company’s already significant indebtedness. Second, it is in the Company’s and its stockholders’ interest to have the New 2023 Notes convertible into shares of the Company’s common stock without restriction because conversion into common stock will reduce the Company’s significant amount of indebtedness and interest expense. In fact, the Company can force conversion of the New 2023 Notes into shares of common stock and thereby reduce its indebtedness if the Company’s per-share stock price exceeds the conversion price of the New 2023 Notes by 100% for a period of time after January 1, 2022 (subject to reduction to 75% and 50% beginning July 1, 2022 and January 1, 2023, respectively). Having that right to force conversion without restriction is in the best interest of the Company and its stockholders. Finally, if we are limited in our ability to issue shares upon conversion of the New 2023 Notes, we will have less flexibility in satisfying our obligations under the New 2023 Notes and the Indenture, and we might be required to pay cash upon the conversion of such New 2023 Notes. Accordingly, we are requesting in this Proposal 1 that our stockholders approve, as required by the Nasdaq Change of Control Rule and the Indenture governing the New 2023 Notes, the issuance to any holder or group of related holders of the New 2023 Notes of shares of the Company’s common stock under the New 2023 Notes exceeding the greater of (x) 19.99% of the number of shares of common stock outstanding, and (y) that percentage of the number of shares of common stock outstanding as held by the then largest holder of shares of common stock, all as contemplated by the Indenture.

If Proposal 1 is approved, the issuance of our common stock upon conversion of the New 2023 Notes could have an anti-takeover effect because such issuance could make it more difficult for, or discourage an attempt by, a party to obtain control of the Company by tender offer or other means. The issuance of common stock upon conversion of the New 2023 Notes would increase the number of shares of common stock entitled to vote, increase the number of votes required to approve a change of control of the Company, and dilute the interest of a party attempting to obtain control of the Company.

Vote Required for Approval

The affirmative vote of a majority of the votes cast for Proposal 1 is required to approve the issuance to any holder or group of related holders of the New 2023 Notes of shares of the Company’s common stock under the New 2023 Notes exceeding the greater of (x) 19.99% of the number of shares of common stock outstanding, and (y) that percentage of the number of shares of common stock outstanding as held by the then largest holder of shares of common stock, all as contemplated by the Indenture.

Board Recommendation

The Board recommends that the stockholders vote “FOR” the approval, as required by the Nasdaq Change of Control Rule and the Indenture governing the New 2023 Notes, of the issuance to any holder or group of related holders of the New 2023 Notes of shares of the Company’s common stock under the New 2023 Notes exceeding the greater of (x) 19.99% of the number of shares of common stock outstanding, and (y) that percentage of the number of shares of common stock outstanding as held by the then largest holder of shares of common stock, all as contemplated by the Indenture.

PROPOSAL 2

ADJOURNMENT TO SOLICIT ADDITIONAL PROXIES

The Board is seeking stockholder approval of one or more adjournments of the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal 1 to approve such proposal or if there is not a quorum (the “Adjournment Proposal”).

If, at the Special Meeting, the number of shares present or represented and voting to approve Proposal 1 is not sufficient to approve such proposal, or if a quorum is not present, the Board currently intends to move to adjourn the Special Meeting to enable the Board to solicit additional proxies for the approval of Proposal 1 or if there is not a quorum, as applicable.

In this proposal, we are asking our stockholders to authorize the holder of any proxy solicited by the Board to vote in favor of granting discretionary authority to the Board to adjourn the Special Meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the Adjournment Proposal, the Board could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders who have previously voted. If the stockholders do not approve this proposal, the Chairperson of the Special Meeting may exercise discretionary authority to adjourn the Special Meeting as necessary.

Vote Required for Approval

The affirmative vote of a majority of the votes cast for Proposal 2 is required to approve and adopt the proposal to adjourn the Special Meeting unless there is not a quorum at the Special Meeting, in which case, a majority of the voting power of the shares present in person or by proxy and entitled to vote on the matter is required to approve Proposal 2.

Board Recommendation

The Board recommends that the stockholders vote “FOR” adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve and adopt Proposal 1 or if there is not a quorum.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT)

 The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 31, 2020 for (a) each of our named executive officers listed in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on June 10, 2020, (b) each of our current directors, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of August 31, 2020 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on _______ shares of common stock outstanding on August 31, 2020. Except as otherwise indicated, the address of each of the persons in this table is c/o Teligent, Inc., 105 Lincoln Avenue, PO Box 687, Buena, New Jersey 08310.

Effective May 28, 2020, the Company effected a one-for-ten reverse stock split of its issued and outstanding common stock (the “Reverse Stock Split”) as reported in the Company’s Current Report on Form 8-K filed with the SEC on May 27, 2020. Every ten shares of common stock issued and outstanding have automatically been combined into one share of issued and outstanding common stock, without any change in the par value per share. Any fractional shares of common stock that would have otherwise resulted from the Reverse Stock Split have been rounded up to the nearest whole share. The disclosures in the tables and footnotes contained herein give effect to the Reverse Stock Split.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% or Greater Stockholders
Life Sciences Opportunities Fund II, L.P.(1)	149,488	2.77%
Life Sciences Opportunities Fund (Institutional) II, L.P.(1)	835,699	15.50%
Signet Healthcare Partners, LLC(1)	985,187	18.28%
Eversept Partners, LP(2)	450,180	8.35%
Morgan Stanley(3)	523,891	9.72%
Directors and Named Executive Officers
Bhaskar Chaudhuri(4)	28,679	*
Steven Koehler(5)	19,347	*
John Celentano(6)	17,830	*
Damian Finio(7)	17,494	*
Carole S. Ben-Maimon, M.D.(8)	13,392	*
Thomas J. Sabatino, Jr.(9)	11,881	*
Timothy B. Sawyer(10)	0	*
Jason Grenfell-Gardner(11)	32,451	*
Martin Wilson(12)	1,369	*
All current executive officers and directors as a group (9 persons) (4)(5)(6)(7)(8)(9)(10)	108,623	1.98%

 *   Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Total aggregate ownership of the LOF Funds, as defined below, equals 985,187. However, the information provided in the table above is presented on the basis of the beneficial ownership of our shares of common stock by the LOF Funds as disclosed in a Schedule 13D filed by Life Sciences Opportunities Fund II, L.P. with the SEC on March 10, 2015, which reported ownership as of March 5, 2015. Life Sciences Opportunities Fund II, L.P. (“LOF”) directly holds 149,488 shares and Life Sciences Opportunities Fund (Institutional) II, L.P. (“LOF Institutional,” together with LOF, the “LOF Funds”) directly holds 835,699 shares, for a total of 985,187 securities that are held indirectly by Signet Healthcare Partners, LLC (“General Partner”), the general partner of each of the LOF Funds, James C. Gale, a former director of ours, and the chief investment officer, a manager and member of the General Partner, the controlling member of the General Partner, SMW Investments I, LLC (“SMW”), and Don A. Sanders, Ben T. Morris and Donald V. Weir, the managing members of SMW. The 985,187 securities held by the LOF Funds are subject to shared voting power and shared dispositive power with the General Partner, Mr. Gale, SMW, Mr. Sanders, Mr. Morris and Mr. Weir. The General Partner, Mr. Gale, SMW, Mr. Sanders, Mr. Morris and Mr. Weir disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein, if any. Such amounts do not include 37,587 shares beneficially owned by Mr. Gale in his individual capacity. The address of each person is Carnegie Hall Tower, 152 West 57th Street, 19th Floor, New York, NY 10019, except SMW, which is 600 Travis, Suite 5900, Houston, TX 77002.

(2)	This information is based solely on a Schedule 13G/A filed by Eversept Partners, L.P. (“Eversept”), Eversept GP, LLC (“Eversept GP”), Eversept Global Healthcare Fund, L.P. (“Eversept Fund”) and Kamran Moghtaderi with the SEC on February 14, 2020, which reported ownership as of December 31, 2019. The address of each of Eversept, Eversept GP, Eversept Fund and Mr. Moghtaderi is c/o Eversept Partners, L.P., 444 Madison Avenue, 22nd Floor, New York NY 10022.

(3)	This information is based solely on a Schedule 13G/A filed by Morgan Stanley (“Morgan Stanley”) and Morgan Stanley Capital Services LLC (“Morgan Stanley Capital”) with the SEC on February 13, 2020, which reported ownership as of December 31, 2019. Morgan Stanley is the beneficial owner of 523,891 shares of common stock and shares voting power over 523,113 shares and dispositive power over 523,891 shares with Morgan Stanley Capital. The address of each of Morgan Stanley and Morgan Stanley Capital is 1585 Broadway, New York, NY 10036.

(4)	Includes 1,000 shares of common stock held by Mr. Chaudhuri and 27,679 shares of common stock which may be acquired pursuant to stock options exercisable within 60 days after August 31, 2020. Does not include options to purchase 3,278 shares of our common stock which have not vested and will not be exercisable within 60 days after August 31, 2020.

(5)	Includes 500 shares of common stock held by Mr. Koehler and 18,847 shares of common stock which may be acquired pursuant to stock options exercisable within 60 days after August 31, 2020. Does not include options to purchase 3,278 shares of our common stock which have not vested and will not be exercisable within 60 days after August 31, 2020.

(6)	Includes 2,000 shares of common stock held by Mr. Celentano and 15,831 shares of common stock which may be acquired pursuant to stock options exercisable within 60 days after August 31, 2020. Does not include options to purchase 3,420 shares of our common stock which have not vested and will not be exercisable within 60 days after August 31, 2020.

(7)	Includes 3,000 shares of common stock held by Mr. Finio, 14,494 shares of common stock which may be acquired pursuant to stock options exercisable within 60 days after August 31, 2020. Does not include 1,000 shares underlying RSUs which have not vested and will not be exercisable within 60 days after August 31, 2020 or options to purchase 67,848 shares of common stock which have not vested and will not be exercisable within 60 days after August 31, 2020.

(8)	Includes 1,600 shares of common stock held by Dr. Ben-Maimon and 11,792 shares of common stock which may be acquired pursuant to stock options exercisable within 60 days after August 31, 2020. Does not include options to purchase 3,065 shares of our common stock which have not vested and will not be exercisable within 60 days after August 31, 2020.

(9)	Includes 2,500 shares of common stock held by Mr. Sabatino and 9,381 shares of common stock which may be acquired pursuant to stock options exercisable within 60 days after August 31, 2020. Does not include options to purchase 2,994 shares of our common stock which have not vested and will not be exercisable within 60 days after August 31, 2020.

(10)	Does not include options to purchase 150,000 shares of our common stock which have not vested and will not be exercisable within 60 days after August 31, 2020. Mr. Sawyer was appointed on February 4, 2020.

(11)	Includes 32,451 shares of common stock held by Mr. Grenfell-Gardner. Mr. Grenfell-Gardner resigned on February 4, 2020.

(12)	Includes 1,369 shares of common stock held by Mr. Wilson. Mr. Wilson resigned on December 30, 2019.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D. C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding issuers, such as Teligent, Inc. (www.sec.gov).

EXPENSES AND SOLICITATION

The Company will pay all of the costs of solicitation of proxies. The Company has engaged MacKenzie Partners, Inc., a proxy solicitation firm, to assist in the solicitation. The proxy solicitor will mail the proxy statement, Notice of Special Meeting of Stockholders and all materials relating to the Special Meeting to the Company’s stockholders, and will solicit votes of stockholders. The estimated fees anticipated to be paid to MacKenzie Partners, Inc. are approximately $12,500 and those costs will be borne by the Company (in addition to the Company’s paying the cost of mailing proxy materials). The Company’s directors and employees may also solicit proxies in person or by telephone, fax or email. The Company will pay these employees and directors no additional compensation for these services. The Company will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. The Company will reimburse such banks, brokers and other institutions, nominees and fiduciaries for their reasonable out-of-pocket costs.

REFERENCES TO OUR WEBSITE ADDRESS

References to our website address throughout this proxy statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of the SEC’s rules. These references are not intended to, and do not, incorporate the contents of our website by reference into this proxy statement or the accompanying materials.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented to the Special Meeting. If any other business is properly brought before the Special Meeting, proxies will be voted in accordance with the judgment of the persons named therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2021 Annual Meeting of Stockholders, we must receive stockholder proposals (including director nominations) no earlier than April 16, 2021 and no later than May 16, 2021, provided, however, in the event that the date of the 2021 Annual Meeting is more than 60 days before or more than 60 days after July 15, 2021, proposals must be received no earlier than the 90th day prior to the 2021 Annual Meeting Date and no later than 60 days prior to the 2021 Annual Meeting Date or the 15th day following the day on which public announcement of the date of the 2021 Annual Meeting is first made by the Company. Proposals that are not received in a timely manner will not be voted on at the 2021 Annual Meeting. If a proposal is received on time, the proxies that management solicits for the annual meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of our Chief Legal Officer and Corporate Secretary at our corporate offices, 105 Lincoln Avenue, PO Box 687, Buena, New Jersey 08310.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D22929-S08544 For Against Abstain 2. To approve one or more adjournments of the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal 1 to approve such proposal or if there is not a quorum. 1. To approve, as required by Nasdaq Marketplace Rule 5635(b) and the Indenture governing the 9.5% Series C Senior Secured Convertible Notes due 2023 (the “New 2023 Notes”), the issuance to any holder or group of related holders of the New 2023 Notes of shares of the Company’s common stock under the New 2023 Notes exceeding the greater of (x) 19.99% of the number of shares of common stock outstanding, and (y) that percentage of the number of shares of common stock outstanding as held by the then largest holder of shares of common stock, all as contemplated by the Indenture. TELIGENT, INC. The Board of Directors recommends you vote FOR proposals 1 and 2. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. TELIGENT, INC. 105 LINCOLN AVENUE BUENA, NJ 08310 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TLGT2020SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. D22930-S08544

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. TELIGENT, INC. Special Meeting of Stockholders October 22, 2020 10:00 AM EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Timothy B. Sawyer and Damian Finio, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TELIGENT, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held in a virtual meeting format via a live webcast that may be accessed at www.virtualshareholdermeeting.com/TLGT2020SM at 10:00 AM EDT on October 22, 2020, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side